Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-11492, File No. 333-36785, File No. 333-37420 and File No. 333-70951) and Forms S-8 (File No. 333-08249, File No. 333-08251, File No. 333-30854, File No. 333-30926, File No. 333-55316, File No. 333-66903 and File No. 333-70947) of Wilhelmina International, Inc. of our report dated March 29, 2016, which appears on page 17 of this Annual Report on Form 10-K for the years ended December 31, 2015 and 2014.

/s/ Montgomery Coscia Greilich LLP

Plano, Texas

March 29, 2016